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                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                                     Exhibit 8.2

                                                                October 10, 1995

Cablevision Systems Corporation,
  One Media Crossways,
    Woodbury, New York 11797.

Ladies and Gentlemen:

     We have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the 'Securities Act'), of 920,000 shares (the 'Securities') of Class A Common Stock par value $0.01 per share, of Cablevision Systems Corporation, a Delaware corporation (the 'Company'). We hereby confirm to you our opinion as set forth under the headings 'Summary -- Certain Federal Income Tax Consequences' and 'Certain Federal Income Tax Consequences' in the Consent Solicitation Statement/Prospectus dated October 10, 1995 (the 'Consent Solicitation Statement/Prospectus').

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and to the reference to us under the headings 'Summary -- Certain Federal Income Tax Consequences,' 'Certain Federal Income Tax Consequences' and 'Legal Matters' in the Consent Solicitation Statement/Prospectus. In giving such consents, we do not admit that we are within the catagory of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ SULLIVAN & CROMWELL